Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 21, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-2 in the Annual Report on Form 10-KSB/A of Colorado Goldfields Inc. (an Exploration Stage Company) as of August 31, 2007 and for the year then ended, and for the period from February 11, 2004 (Inception) through August 31, 2007.
/s/ GHP Horwath, P.C.
Denver, Colorado
September 16, 2008